Exhibit (l)

VEGASHARES ETF TRUST

Vegashares buy now, pay later ETF

PRIVATE OFFERING (SEED MONEY) AGREEMENT

This Private Offering (Seed Money) Agreement (the "Agreement") made with effect this 26th day of November, 2025, by and between VegaShares ETF Trust, a statutory trust organized and existing under the laws of the State of Delaware (the "Trust"), on behalf of VegaShares Buy Now, Pay Later ETF (the "Fund") and Vega Capital Partners LLC (the "Subscriber").

1.       The Subscriber subscribes for and agrees to purchase from the Trust 4,000 shares of the Fund for a purchase price of $25 per share and a total purchase price of $100,000.

2.       The Subscriber represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof. The Subscriber is purchasing the shares in order to provide the seed capital for the Fund prior to the commencement of the public offering of its shares.

3.       This Agreement is executed on behalf of the Trust by the Trust's officers as officers and not individually and the obligations imposed upon the Trust by this Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust. The execution and delivery of this Agreement has been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

Vega Capital Partners LLC

Signature:
By:	Adam Stempel
Title:	Managing Partner

VegaShares ETF Trust

Signature:
By:	Adam Stempel
Title:	President